EXHIBIT 15.1

Deloitte & Touche LLP
50 Fremont Street
San Francisco, CA 94105-2230
USA

Tel: +1 415 783 4000
Fax: +1 415 783 4329 www.deloitte.com

November 28, 2005

The Gap, Inc.

Two Folsom Street

San Francisco, CA 94105

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of The Gap, Inc. and subsidiaries for the three-month periods ended April 30, 2005 and May 1, 2004 and have issued our report dated June 2, 2005, and for the six-month periods ended July 30, 2005 and July 31, 2004, and have issued our report dated September 1, 2005. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended April 30, 2005 and July 30, 2005, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP